EXHIBIT 10.34

AGREEMENT CONCERNING TERMINATION OF EMPLOYMENT

This Agreement Concerning Termination of Employment (the "Agreement") is by and between Moto Photo, Inc., a Delaware corporation ("Moto"), and Frank M. Montano ("Montano"). This Agreement is based on the following understandings:

a. Montano is employed as Moto's President and Chief Operating Officer pursuant to an employment agreement dated June 1, 1996, as amended December 23, 1997 and December 20, 1999 (as so amended, "the Employment Agreement"). The Employment Agreement has a term ending December 31, 2002.

b. Moto is restructuring its business operations and has eliminated Montano's position as of November 1, 2001.

c. Under the Employment Agreement, Montano is entitled to certain compensation because his employment has been terminated without cause. In addition, Moto is willing to grant Montano certain concessions, but only upon the terms set forth in this Agreement.

Accordingly, the parties agree as follows:

1. Employment. Montano's employment with Moto shall terminate effective November 1, 2001, with Montano's last work day being October 31, 2001. The Employment Agreement shall terminate effective November 1, 2001, with the exception of the following provisions that survive termination or expiration of the Employment Agreement: Section 4, "Restrictive Covenants"; Section 14, "Arbitration"; Section 15, "Governing Law"; Section 18, "Partial Invalidity"; and Section 19, "Complete Agreement; Modification."

2. Severance. Subject to mitigation by Montano, as provided in Section 4 of this Agreement, Moto shall pay Montano severance pay equivalent to One Hundred Sixty-Nine Thousand One Hundred Twenty-Five Dollars ($169,125) per year through December 31, 2002, payable at two (2) week intervals pursuant to Moto's regular payroll practices. As part of severance, and also subject to mitigation, Montano shall continue to receive the following fringe benefits from Moto through December 31, 2002:

2.1 A car allowance of Nine Hundred Fifty Dollars Cents ($950.00) per month, payable at two (2) week intervals pursuant to Moto's regular payroll practices. Montano shall be responsible for all car-related expenses, including license fees, gasoline or mileage charges, insurance, maintenance, and repair.

2.2 Health insurance coverage for Montano and his family. Moto will pay the COBRA premiums on such health insurance coverage as they become due.

2.3 Payment of premiums for the conversion of Moto Photo's group term life insurance coverage for exempt employees, provided that Montano timely exercises the conversion privilege.

2.4 Associate discount at company-owned MotoPhoto(R) stores and at franchised stores that honor the associate discount.

Montano shall be entitled to the fringe benefits set forth in Sections 2.1 through 2.4 above only to the extent that Moto provides such benefits to all senior executives and/or other employees, as applicable. If Moto discontinues any of the foregoing fringe benefits to all senior executives and/or other employees, as applicable, Moto shall have no obligation to provide such fringe benefits for Montano. If Moto reduces such benefits to all senior executives and/or other employees, as applicable, Moto shall provide benefits on a reduced basis in accordance with its provision of benefits to all senior executive and/or other employees, as applicable.

3. Bonus. If Moto pays Michael Adler and/or David Mason a bonus based on pre-tax operating income of Moto, Montano shall be entitled to a bonus of five percent (5%) of One Hundred Sixty-Nine Thousand One Hundred Twenty-Five Dollars ($169,125), prorated through October 31, 2001, if Moto's pre-tax operating income reaches Four Hundred Thousand Dollars ($400,000) and, if Moto's pre-tax operating income exceeds Four Hundred Thousand Dollars ($400,000), five percent of the excess of the pre-tax operating income over Four Hundred Thousand Dollars ($400,000). Such bonus, if any, shall be paid to Montano by April 1, 2002.

4. Mitigation. Montano shall use his best efforts to obtain new employment. Moto's obligation to pay Montano severance (including fringe benefits) under Section 2 of this Agreement shall be offset to the extent that Montano receives income for business services he performs (either as an employee, consultant, or otherwise) and/or fringe benefits comparable in nature from any source. Once Montano becomes an employee elsewhere and regardless of whether his new employer provides such fringe benefits, Montano will not be entitled to the fringe benefits set forth in Sections 2.2 and 2.3 above. With respect to the severance pay and car allowance payable under Sections 2 and 2.1, the combined amount of any compensation Montano receives for performing services, e.g., consulting fees, salary, and/or cash equivalent fringe benefits, shall be deducted from the combined amount payable to Montano for severance pay and the car allowance under this Agreement. To the extent the combined amount received by Montano for salary and cash fringe benefits equals or exceeds the combined amount payable under this Agreement for severance pay and car allowance, Moto shall have no further obligation to pay severance pay or provide a car allowance. Montano shall promptly notify Moto if he obtains new employment or receives any income for business services he performs (either as an employee, consultant, or otherwise) and/or fringe benefits comparable in nature from any source.

5. Accrued and Unused Vacation. At the time Moto issues payment to Montano for work through November 1, 2001, Moto shall pay Montano for all unused and accrued vacation through November 1, 2001. Assuming Montano takes no vacation between October 4, 2001 and November 1, 2001, Montano shall be entitled to payment for seventeen and one-half (17.5) vacation days. Montano shall accrue no vacation after November 1, 2001. Time spent by Montano before October 31, 2001, in seeking other employment shall not count as vacation time taken.

6. Additional Concessions by Moto. Moto agrees to provide the following additional benefits to Montano:

6.1 Through December 31, 2002, or until Montano obtains new employment, whichever occurs first, Moto shall provide and maintain for Montano an e-mail address (fmontano@motophoto.com) with remote access, dedicated mailbox, and e-mailing privileges, all for use solely in connection with Montano's job search.

6.2 Through December 31, 2002, or until Montano obtains new employment, whichever occurs first, Moto shall provide and maintain for Montano at Moto's telephone number(s) as listed on Montano's résumé a dedicated voice mailbox with remote access, all for use solely in connection with Montano's job search. If Moto's telephone numbers change, Moto shall provide a forwarding message and a dedicated voice mailbox at the new number(s).

6.3 Moto will permit Montano to keep the car phone that he currently uses in his primary vehicle. In addition, through December 31, 2002, or until Montano obtains new employment, whichever occurs first, Moto will permit Montano to continue service for his car phone and his wife's car phone through the Moto program, provided that, effective November 1, 2001, Montano shall pay for all costs associated with such service. Moto and Montano agree that billing for such service shall be changed to Montano's name and billed to his home address, effective November 1, 2001.

6.4 To assist Montano with his job search, Moto shall pay Montano the sum of Four Thousand Dollars ($4,000.00) to reimburse Montano for his long-distance costs, fax and copying charges, and mailing costs in connection with his search for employment. Moto shall issue an expense check to Montano for reimbursement of such expenses at the same time as Moto issues payment to Montano for work through November 1, 2001. Moto shall have no obligation to pay for any secretarial or other support but shall pay only the sum of Four Thousand Dollars ($4,000.00).

7. Discontinued Benefits. Because his employment has been terminated, after November 1, 2001, Montano will no longer be eligible for long-term disability insurance, for Fortis executive life insurance coverage, or for accidental death or dismemberment coverage on the converted term life insurance for exempt employees. In addition, Montano will not be entitled to contribute to Moto's 401(k) plan. Montano shall be entitled to the "Employer's Matching Contribution" with respect to his 401(k) contributions through October 31, 2001.

8. Full Release. Montano, on behalf of himself and any representative, gives up, releases, and settles all claims in any way connected with his employment by

Moto, during the term of his employment or before, or in any way connected with the termination of his employment with Moto, together with all other claims, lawsuits or demands of any kind which Montano has made or could make against Moto (including any related companies) or against its past or present officers, directors, shareholders, employees, agents, or employee benefit plans (including current or former plan trustees and administrators), whether known or unknown, vested or contingent, through the date of this Agreement, including, but not limited to claims of tort, breach of contract, retaliation, harassment, discrimination on the basis of age (under the Federal Age Discrimination in Employment Act of 1967 or otherwise), sex, race, national origin, disability or religion, or for attorney's fees. Montano, on behalf of himself and any representative and any person whose claims derive from his, promises that no lawsuit will be filed based on any claims released by this Agreement and that he will pay all attorneys' fees and court costs incurred by the released parties defending against such lawsuit, along with any other appropriate damages. The release set forth in this Section 8 does not apply to Montano's claim to his vested benefits under Moto's 401(k) plan or to the obligations of Moto set forth in or affirmed by this Agreement.

9. Reinstatement; Re-employment. Montano gives up any claim to reinstatement or re-employment with the Company.

10. No Admission. This Agreement is not an admission on Moto's part of any liability whatsoever or that it in any way has acted improperly or unlawfully.

11. Confidentiality of Agreement. Montano shall keep this Agreement and its terms confidential and shall not discuss them publicly or disclose them in any matter except (a) if required to do so by law or legal process; (b) such information as may be necessary for tax preparation; (c) to secure enforcement of this Agreement; and (d) to Montano's spouse, attorney, and accountant, provided that they are advised of and agree to comply with this confidentiality provision.

12. Cooperation. If any claims are made by or against Moto which arise out of or are related to Montano's employment with Moto or of which Montano has knowledge, Montano agrees that he will cooperate fully in the investigation and defense of such claims, including preparation for and providing truthful testimony.

13. Opportunity to Consider. Montano acknowledges that he was given the opportunity to consider the terms of this Agreement for at least twenty-one (21) days before signing it. Montano shall have seven (7) days following his signing of this Agreement to revoke this Agreement, and this Agreement shall not become effective or enforceable until the revocation period has expired.

14. Opportunity to Consult. Montano has had an opportunity to consult with his attorney about this Agreement and has either done so or has freely chosen not to do so.

15. Notice. Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and shall be delivered by certified mail, nationally-recognized courier service, or in person to the parties at the following addresses:

Moto:

Moto Photo, Inc.

4444 Lake Center Drive

Dayton, Ohio 45426

Attn: Chief Executive Officer

Montano:

10500 Watch Hill Lane

Dayton, Ohio 45458

or at such other place as either party may designate in writing to the other.

16. Arbitration. Except to the extent Section 4 of the Employment Agreement provides otherwise, any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in Dayton, Ohio in accordance with the Commercial Rules of Arbitration of the American Arbitration Association. The decision of the arbitrator(s) shall be final and binding upon all parties to this Agreement. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The expenses of arbitration shall be borne by the non-prevailing party.

17. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio.

18. Assignability. This Agreement is personal to Montano, and Montano shall have no right to assign it. The terms of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by Moto, its successor and assigns.

19. Waiver. No delay, waiver, omission or forbearance by either party to enforce any right arising out of the breach of any provision of this Agreement by the other party shall be construed as or constitute a continuing waiver or a waiver of any other breach of any provision of this Agreement.

20. Partial Invalidity. In the event that any word, phrase, clause, sentence, or other provision in this Agreement violates any applicable statute, ordinance, or rule of law in any jurisdiction in which it is used, such provision shall be ineffective to the extent of such violation, without violating any other provision in this Agreement.

21. Complete Agreement; Modification. This Agreement supersedes all prior agreements, written or oral, between the parties, is intended as a complete and exclusive statement of the terms of the Agreement between parties, and may be amended, modified, or rescinded only by a written instrument executed by both parties.

22. Captions. All captions in this Agreement are intended solely for the convenience of the parties, and none shall be deemed to affect the meaning or construction of any provision of this Agreement.

[THIS SPACE INTENTIONALLY LEFT BLANK]

23. Multiple Copies. This Agreement may be executed in multiple copies, each of which shall be deemed an original.

EACH PARTY HAS CAREFULLY READ THIS AGREEMENT, FULLY UNDERSTANDS THIS AGREEMENT, AND SIGNS IT AS HIS OR ITS OWN FREE ACT.

THIS AGREEMENT PRESENTED: October 10, 2001

Before signing this Agreement, you must wait 21 days after receiving it.

Based on Montano's receiving this Agreement on Wednesday, October 10, 2001, he shall not sign it before November 1, 2001.

MONTANO:

Witness Frank M. Montano

Date:

Witness

MOTO:

MOTO PHOTO, INC.

Witness

By

Name:

Title:

Date:

Witness

AMENDMENT

TO

AGREEMENT CONCERNING TERMINATION OF EMPLOYMENT

This Amendment to Agreement Concerning Termination of Employment (the "Amendment") is made as of the fourth day of January, 2002, by and between Moto Photo, Inc. ("Employer") and Frank M. Montano ("Employee"). This Amendment is based on the following understandings:

a. Employer and Employee have signed an Agreement Concerning Termination of Employment dated as of November 1, 2001 ("the Agreement"), which provides for Employee to receive certain severance pay and fringe benefits.

b. Effective December 2, 2001, Employee bought six MotoPhoto(R) stores in Nashville, Tennessee from Employer ("the Stores") and is operating them as MotoPhoto(R) franchises through a corporation owned and controlled by Employee.

c. Employee has an obligation to mitigate the severance pay and fringe benefits payable to Employee under the Agreement, which provides that income from self-employment constitutes mitigation.

Accordingly, the parties agree as follows:

1. The parties agree that income from the Stores should be sufficient by mid-July, 2002, to constitute mitigation for purposes of the Agreement. Accordingly, and regardless of whether actual income is sufficient to offset all severance pay and fringe benefits payable under the Agreement, the parties agree that Employee's last severance check will be paid to him on July 5, 2002, will be for the amount of $4.824.93 (including car allowance costs), and that thereafter Employee will not be entitled to any severance or fringe benefits under the Agreement, except as provided in Section 2 of this Amendment.

2. Employer agrees that, regardless of whether actual income and benefits available from the Stores are sufficient to cover all of the fringe benefits payable to Employee under the Agreement, Employer will continue, through December 31, 2002, to pay health insurance premiums for COBRA coverage for Employee and his family and to pay continuation premiums for term life insurance premiums under Employer's group term plan, as provided in the Agreement.

3. Except as modified by this Amendment, the Agreement is hereby affirmed.

EMPLOYER: MOTO PHOTO, INC.

By

Name:

Title:

EMPLOYEE

Frank M. Montano, an individual